Exhibit 99.1
Pinnacle Airlines Corp. names Brian T. Hunt
VP and General Counsel

Memphis, Tenn. (January 12, 2009) – Pinnacle Airlines Corp. (NASDAQ: PNCL) has named Brian T. Hunt to the new position of Vice President and General Counsel.  Pinnacle Airlines Corp. is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.

Hunt joins Pinnacle after an 18-year career at ATA Airlines where he was Senior Vice President, General Counsel and Secretary.  His previous experience includes private practice at Baker & Daniels, LLP and Riley Bennett & Egloff, LLP, both in Indianapolis.

“Brian’s broad legal experience in the airline industry makes him a valuable addition to our team,” said Philip H. Trenary, President and Chief Executive Officer of Pinnacle Airlines Corp.  “Brian’s expertise will be invaluable as execute our strategy to address the issues of an ever changing airline environment.”

Hunt is a native of Cleveland, Ohio.  He earned a Bachelor of Science in Criminal Justice from the University of Dayton and his law degree at Indiana University School of Law – Indianapolis.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 139 regional jets in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands as Northwest Airlink and Delta Connection.  Colgan Air, Inc. operates a fleet of 51 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport 13 million passengers a year to 144 cities and towns in North America.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, LaGuardia, Memphis and Minneapolis.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162
www.pncl.com